Exhibit 10.58

PEARSON INC.

EXCESS RETIREMENT PLAN

Section 1. Establishment and Purpose of the Plan.

1.1 Establishment. The Company previously established the Pearson Inc. Excess Retirement Plan (formerly known as The Pearson Inc. Excess Savings and Investment Plan), an unfunded plan of voluntarily deferred compensation, for the benefit of Eligible Employees. Effective January 1, 2005, the Company hereby amends and restates the Plan in its entirety as set forth herein to conform its terms to the requirements of Section 409A of the Code and current administrative practice. Notwithstanding anything contained herein to the contrary, it is the express intent of the Company to preserve the terms of the Plan in effect immediately prior to this restatement with respect to the portion of a Participant’s Account attributable to Compensation deferred hereunder prior to January 1, 2005.

1.2 Purpose. The purpose of this Plan is to provide a means by which an Eligible Employee may, in accordance with the terms herein, elect to defer receipt of a portion of his Compensation. The Plan also provides that an Employer shall, in certain instances, credit the Account of a Participant with an Employer Match, Basic Annual Contribution and Age-Weighted Contribution. It is the express intent of the Company that the Plan constitute (i) “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees,” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and (ii) a nonqualified deferred compensation plan meeting the requirements of Section 409A of the Code.

Section 2. Definitions.

The following words and phrases as used in this Plan have the following meanings. For purposes of the Plan, the use of the male pronoun shall include the feminine and the use of the singular number shall include the plural unless the context indicates to the contrary.

Account. The term “Account” shall mean a Participant’s individual account, as described in Section 7 including, where necessary, sub-accounts (including, if applicable, a Non-§409A Account) to separately account for Employer Matches, Basic Annual Contributions, Age-Weighted Contributions, Prior Plan accounts and such other amounts credited to a Participant’s benefit under the Plan as the Committee deems necessary or appropriate.

Age-Weighted Contribution. The term “Age-Weighted Contribution” means an amount credited to a Participant’s Account pursuant to Section 6.

Basic Annual Contribution. The term “Basic Annual Contributions” means an amount credited to a Participant’s Account pursuant to Section 5.

Board of Directors. The term “Board of Directors” means the board of directors of the Company.

Code. The term “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

Committee. The term “Committee” means the Administrative Committee for the Benefit Plans of Pearson Inc, the members of which are appointed by the Board of Directors.

Company. The term “Company” means Pearson Inc., and its successors and assigns.

Compensation. The term “Compensation” shall have the meaning ascribed thereto in the 401(k) Plan but without regard to the limit contained in Section 401(a)(17) of the Code; provided, however, that Compensation in excess of $750,000 in any Plan Year (reduced by the amount of Compensation taken into account in determining employer contributions under the 401(k) Plan) shall be disregarded under the Plan for purposes of determining the Age-Weighted Contribution, Basic Annual Contribution and Employer Match, if any, to be made to the Account of a Participant for such Plan Year.

Eligible Employee. The term “Eligible Employee” means an employee of an Employer (i) who has been selected by the Committee in its discretion for participation in the Plan for a Plan Year, (ii) who is among a select group of management or highly compensated employees (for purposes of Title I of ERISA), and (iii) who is a participant in the 401(k) Plan.

Employer. The term “Employer” means the Company, and each affiliate of the Company that employs an Eligible Employee and that, with the permission of the Company, adopts the Plan for the benefit of its employees.

Employer Match. The term “Employer Match” means an amount credited to a Participant’s Account pursuant to Section 4.

ERISA. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

Excess Salary Reduction Contributions. The term “Excess Salary Reduction Contributions” means the portion of each payment of Compensation payable to a Participant during a Plan Year that the Participant elects, in accordance with Section 3.1, to defer under the terms of the Plan.

401(k) Plan. The term “401(k) Plan” means The Pearson Retirement Plan, as the same may be amended from time to time, and any successor thereto, and incorporating any rules and procedures established by the Committee.

Limitation. The term “Limitation” means the limitation (i) on annual additions to a defined contribution plan under Section 415(c) of the Code, (ii) on compensation taken into account under Section 401(a)(17) of the Code, or (iii) on elective deferrals under Section 402(g) of the Code.

Non-§409A Account. The portion of a Participant’s Account attributable to Compensation deferred hereunder prior to January 1, 2005, together with earnings and losses thereon.

Participant. The term “Participant” means an Eligible Employee who elects, in accordance with Section 3.1, to have Excess Salary Reduction Contributions made to the Plan.

Plan. The term “Plan” means the Pearson Inc. Excess Retirement Plan, as set forth herein and as amended from time to time, and any successor thereto, and incorporating any rules and procedures established by the Committee.

Plan Year. The term “Plan Year” means the calendar year.

Prior Plan. The term “Prior Plan” means the Viacom Excess Investment Plan, the Harper Collins Individual Retirement Arrangement, and/or any other nonqualified deferred compensation plan as may be designated by the Committee.

Treasury Regulations. The term “Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under section 409A of the Code.

Unforeseeable Emergency. The term “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the relevant facts and circumstances of each case, and will be determined by the Committee in its discretion.

Section 3. Participation.

3.1 Election to Participate. To become a Participant, an Eligible Employee must elect in writing prior to the first day of the Plan Year to participate in the Plan in such form as determined by the Committee; provided, that an individual who first becomes an Eligible Employee after the start of a Plan Year may elect to participate in the Plan within 30 days of the date on which he becomes an Eligible Employee with respect to Compensation to be earned prospectively during such Plan Year. Such election shall specify (i) the rate of Excess Salary Reduction Contributions, designated in whole percentages, which rate may be no less than 1% or more than 50% of Compensation and (ii) the form and timing of the payment of his Account pursuant to Section 8. Excess Salary Reduction Contributions shall not commence until a Participant has reached a Limitation under the 401(k) Plan. In no event shall a Participant’s action or inaction under the 401(k) Plan, including changes to such Participant’s deferral elections under the 401(k) Plan, affect the Participant’s Excess Salary Reduction Contributions, Age-Weighted Contributions, Basic Annual Contributions or Employer Matches in a manner that would violate Section 409A of the Code.

3.2 Amendment or Termination of Election. A Participant may change (including suspend) his rate of Excess Salary Reduction Contributions as of the beginning of any Plan Year by filing such form at such time in advance of such Plan Year, as prescribed by the Committee. Such new election shall be effective on a prospective basis beginning with the first payroll period of the following Plan Year and shall be irrevocable; provided, however, that, subject to the requirements of Section 409A of the Code, the election may be terminated, effective immediately, in the discretion of the Committee, with respect to Compensation not yet earned, as a result of an Unforeseeable Emergency. In the event of such a termination, any subsequent election to participate shall be made in accordance with the provisions of Section 3.1. In addition, a Participant may file with the Committee a new designation of the form and timing of payment. Any such subsequent designation shall supersede all prior designations and shall be effective as to the Participant’s entire Account as if the new designation had been made in writing at the time of his initial enrollment; provided, that any new designation shall be disregarded (and the prior effective designation shall be given effect) unless such new designation (i) was filed with the Committee at least twelve (12) months before the Participant’s termination of employment, and (ii) such new designation provides for a deferral for a period which is not less than five (5) years from the date payment of the Participant’s Account would otherwise have been paid or commenced to be paid. Notwithstanding the foregoing, a Participant may make a new designation as to the form and timing for payment of his Account so long as such new designation (a) is made on or before December 31, 2008, (b) applies only to amounts that would not otherwise be payable in 2008, and (c) does not cause an amount to be paid in 2008 that would not otherwise be payable in such year.

Section 4. Employer Match.

4.1 Rate. Employer Matches may be made at the discretion of the Board of Directors or the Committee for any Plan Year to the Account of a Participant. If made, the Employer Match shall be credited each pay period with respect to the Participant’s Excess Salary Reduction Contributions at the rate of matching contributions contributed to the Participant’s account under the 401(k) Plan, or such other rate as determined by the Board of Directors or the Committee in its discretion. Except to the extent that the Committee determines otherwise, in no event shall an Employer Match be made for a Plan Year to the Account of a Participant based on any portion of the Participant’s Compensation for which a matching contribution was made to the Participant’s account under the 401(k) Plan for such Plan Year. Until a Participant has become fully vested pursuant to Section 4.2, a separate sub-Account shall be maintained to record each Employer Match, and earnings and losses credited with respect thereto.

4.2 Vesting. A Participant shall be vested in the portion of his Account attributable to Employer Matches to the same extent he is vested in his employer matching account under the 401(k) Plan.

Section 5. Basic Annual Contributions.

5.1 Rate. Basic Annual Contributions may be made at the discretion of the Board of Directors or the Committee for any Plan Year to the Account of a Participant. If made, the amount of such Basic Annual Contributions shall be equal to the amount by which the basic annual contributions which would otherwise have been made to the account of the Participant under the 401(k) Plan for such Plan Year but for the imposition of any Limitation, and based on the Participant’s Compensation for such year, exceeds the actual basic annual contribution made to the account of the Participant under the 401(k) Plan for such year. Until a Participant has become fully vested pursuant to Section 5.2, a separate sub-Account shall be maintained to record each Basic Annual Contribution, and earnings and losses credited with respect thereto.

5.2 Vesting. A Participant shall be vested in the portion of his Account attributable to Basic Annual Contributions to the same extent he is vested in his basic annual employer contributions under the 401(k) Plan.

Section 6. Age-Weighted Contributions.

6.1 Rate. Age-Weighted Contributions may be made at the discretion of the Board of Directors or the Committee for any Plan Year to the Account of a Participant. If made, the amount of such Age-Weighted Contributions shall be equal to the amount by which the age-weighted annual employer contributions which would otherwise have been made to the account of such Participant under the 401(k) Plan for such Plan Year but for the imposition of any Limitation, and based on the Participant’s Compensation for such year, exceeds the actual age-weighted annual employer contribution made to the account of the Participant under the 401(k) Plan for such year. Until a Participant has become fully vested pursuant to Section 6.2, a separate sub-Account shall be maintained to record each Age-Weighted Contribution, and earnings and losses credited with respect thereto.

6.2 Vesting. A Participant shall be vested in the portion of his Account attributable to Age-Weighted Contributions to the same extent he is vested in age-weighted annual employer contributions under the 401(k) Plan.

Section 7. Accounts.

7.1 Creation of Accounts. The Company shall maintain an Account (including, where necessary, appropriate sub-Accounts) in the name of each Participant. Each Participant’s Account shall be increased by (i) the amount of the Participant’s Excess Salary Reduction Contributions, (ii) the amount of Employer Matches, if any, made with respect thereto, (iii) the amount of Basic Annual Contributions and Age-Weighted Contributions, if any, made with respect to the Participant, (iv) earnings and appreciation determined by reference to the Participant’s investment selections made pursuant to Section 7.2, and (v) the amount credited to the Participant under a Prior Plan where applicable. Each Participant’s Account shall be decreased by (i) payments made pursuant to Section 8 and (ii) losses and depreciation determined by reference to the Participant’s investment selections made pursuant to Section 7.2.

7.2 Investments. For purposes of determining the amount of earnings and appreciation and losses and depreciation to be credited to a Participant’s Account, such Account shall be deemed invested in the investment options available under the Plan (designated by the Investment Committee for the Benefit Plans of Pearson Inc.) as the Participant may elect, from time to time, in accordance with such rules and procedures as the Committee may establish. However, no provision of this Plan shall require an Employer to actually invest any amounts in any fund or in any other investment vehicle.

7.3 Status of Accounts. Accounts established under the Plan are merely bookkeeping entries to record the amount payable under the terms of the Plan and do not represent an interest in any specific asset of any Employer or an actual investment in any particular investment vehicle.

Section 8. Payment.

8.1 Payment Upon Termination. As soon as practicable after a Participant’s termination of employment with his Employer (and all affiliates of the Company), the Employer shall pay, or commence payment, to the Participant (or in the event of his death, to his beneficiary) an amount equal to the vested balance credited to the Participant’s Account. A Participant shall elect on such form as determined by the Committee at the time at which he becomes a Participant pursuant to Section 3.1 (which form and timing of election shall comply with Section 409A of the Code) from among the following payment options: (i) a lump sum, (ii) three annual installments each equal to the vested balance credited to the Account at the time of the installment payment multiplied by a fraction, the numerator of which is one, and the denominator of which is three minus the number of installments previously paid, (iii) five annual installments each equal to the vested balance credited to the Account at the time of the installment payment multiplied by a fraction, the numerator of which is one, and the denominator of which is five minus the number of installments previously paid, or (iv) such other payment option as may be permitted by the Committee in its discretion. If a Participant elects an installment form of payment, (i) each installment shall be treated as a separate payment for purposes of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations and (ii) the first payment of such installments shall be paid no later than March 15 of the year following the year in which his termination of employment occurs; provided, that any payment that would otherwise be made after March 15 of the year following the year in which his termination of employment occurs shall be accumulated and paid in the seventh month following the date of his termination of employment to the extent necessary to comply with the rules pertaining to “specified employees” under Section 1.409A-3(i)(2) of the Treasury Regulations; and provided further, that the special rules applicable to “specified employees” set forth in this sentence shall not apply with respect to a Participant’s Non-§409A Account. If a Participant elects a lump sum form of payment, such payment shall be made no later than March 15 of the year following the year in which his termination of employment occurs. The Committee shall adopt special payment rules that apply to Participants who were former participants in a Prior Plan and, where necessary, shall maintain separate sub-Accounts to track such Participants’ Prior Plan accounts.

8.2 Payment Prior to Termination. A Participant may at any time request a payment of an amount equal to all or any portion of the vested balance then credited to his Non-§409A Account. The Employer shall thereupon pay to the Participant 90% of the amount so requested, and the remaining 10% shall be forfeited by the Participant as a penalty for early payment.

8.2 Payment Prior to Termination on Account of Unforeseeable Emergency. In the event that the Committee, upon written request of a Participant, determines in its sole discretion that the Participant has suffered an Unforeseeable Emergency, the Company may pay to the Participant, as soon as practicable following such determination, an amount in cash necessary to meet such Unforeseeable Emergency, not in excess of the vested portion of the Participant’s Account. Notwithstanding the foregoing, any payment under this Section 8.2 may not be made to the extent that the Unforeseeable Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), and/or (iii) to the extent allowable under Section 409A of the Code, by cancellation of the Participant’s election of Excess Salary Reduction Contributions under the Plan. The Account of the Participant shall thereafter be reduced to reflect such payment.

8.3 Withholding. All payments made under the Plan shall be subject to applicable tax withholding and other statutory deductions. The Employer may also withhold taxes from Compensation not deferred hereunder where such withholding may be required prior to actual payment of benefits under the Plan.

Section 9. Nature of Interest of Participant.

Although the Plan is intended to constitute an “unfunded” plan of deferred compensation, the Company or any Employer may set aside assets, in a trust or otherwise, to satisfy its obligations under the Plan; provided, however, that with respect to any payments not yet made to a Participant in respect of his Account, nothing contained in the Plan shall give any such Participant any rights that are greater than those of a general unsecured creditor of his Employer, and any such trust or other arrangement shall not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Employer; and provided further, that any such trust or other funding arrangement created with respect to a Participant’s Account (other than his Non-§409A Account) shall satisfy the requirements of Section 409A(b) of the Code.

Section 10. Beneficiary Designation.

A Participant’s beneficiary designation for this Plan shall automatically be the same as such Participant’s beneficiary designation under the 401(k) Plan, unless a separate beneficiary form for this Plan has been properly filed with the Committee. Notwithstanding the foregoing, in the absence of an effective designation of beneficiary made hereunder or under the 401(k) Plan, the Committee shall designate as beneficiary, in the following order of priority: (i) the Participant’s surviving spouse; (ii) the Participant’s surviving children, including adopted children, in equal shares; (iii) the Participant’s surviving parents, in equal shares; and (iv) the Participant’s estate.

Section 11. Administration.

11.1 Committee. This Plan shall be administered by the Committee.

11.2 Powers of the Committee. The Committee’s powers shall include, but shall not be limited to, the power in its discretion:

(i)	to determine who are Eligible Employees for purposes of participation in the Plan, and to discontinue a Participant’s future eligibility to participate in the Plan.

(ii)	to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision,

(iii)	to act on its own behalf or through the actions of its duly authorized delegate, and

(iv)	to adopt rules and procedures, and prescribe forms, consistent with the Plan, and amend such rules, procedures and forms as it deems appropriate.

11.3 Finality of Committee Determinations. Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

11.4 Liability. The Committee shall incur no liability for any action taken or not taken in good faith reliance on advice of counsel, who may also be counsel for the Company, or taken or not taken in good faith reliance on a determination as to a matter of fact which has been represented or certified by a person reasonably believed to have knowledge of the fact so represented or certified, or taken or not taken in good faith reliance on a recommendation or opinion expressed by a person reasonably believed to be qualified or expert as to any matter where it is reasonable or customary to seek or rely on such recommendation or opinion. The Company shall jointly and severally indemnify the Committee and any employee and hold them harmless from any loss, liability or expense in respect of the Plan, including the legal cost of defending claims and amounts paid in satisfaction or settlement thereof.

Section 12. Assignment.

A Participant’s right to receive payment under the Plan, and the Employer’s obligation to make payment under the Plan, may not be anticipated, sold, encumbered, pledged, mortgaged, charged, transferred, alienated, assigned or become subject to execution, garnishment or attachment; provided, however, that the Participant’s Employer may assign its obligation to make payment under the Plan to any successor to all or any portion of the Employer’s business; and provided further, that an Employer may offset from any payment to which the Participant is otherwise entitled under the Plan any amount owing by the Participant to the Employer.

Section 13. No Employment Rights.

No provision of the Plan or any action taken by the Company, the Board of Directors, any Employer or the Committee shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company and any Employer to dismiss or discharge any Participant is specifically reserved.

Section 14. Amendment, Suspension and Termination.

The Board of Directors shall have the right to amend, suspend, or terminate the Plan at any time, and each Employer shall have the right to terminate its participation if the Plan at any time. No amendment, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s right to receive, in accordance with the terms of the Plan, payment of the amount then credited to his Account. Notwithstanding the foregoing, the Committee shall have the authority to make amendments to the Plan, provided that no such amendment shall materially increase the cost of the Plan to the Company or any Employer without the consent of the Board of Directors.

Section 15. Governing Law.

The Plan shall in all respects be construed and interpreted according to the laws of the State of New York, except where preempted by applicable Federal law.